    As filed with the Securities and Exchange Commission on  July 31, 1998
                                                    REGISTRATION NO. 333 -


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ___________________

                             CYBERIAN OUTPOST, INC.
             (Exact name of registrant as specified in its charter)

            CONNECTICUT                      5734                     06-1419111
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S.Employer
incorporation or organization)      Classification Code Number)   Identification No.)

                      27 NORTH MAIN STREET - P.O. BOX 636
                            Kent, Connecticut 06757
                                 (860) 927-2050

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ___________________

                                  Darryl Peck
                     President and Chief Executive Officer
                             CYBERIAN OUTPOST, INC.
                      27 NORTH MAIN STREET - P.O. BOX 636
                            KENT, CONNECTICUT 06757
                                 (860) 927-2050

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                              ____________________
                                   COPIES TO:
         STANFORD N. GOLDMAN, JR.
            PETER S. LAWRENCE                      ROBERT A. SCHWED
           MICHAEL L. FANTOZZI                     OTHON A. PROUNIS
        MINTZ, LEVIN, COHN, FERRIS,            REBOUL, MACMURRAY, HEWITT,
          GLOVSKY AND POPEO, P.C.                  MAYNARD & KRISTOL
           ONE FINANCIAL CENTER                  45 ROCKEFELLER PLAZA
            BOSTON, MA  02111                     NEW YORK, NY 10111
             (617) 542-6000                         (212) 841-5700

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-55819

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              ____________________


                        CALCULATION OF REGISTRATION FEE
================================================================================
        TITLE OF EACH CLASS OF           AGGREGATE              AMOUNT OF
     SECURITIES TO BE REGISTERED      OFFERING PRICE        REGISTRATION FEE (1)
--------------------------------------------------------------------------------
COMMON STOCK, $ .01 PAR VALUE......     $12,800,000               $3,776
================================================================================

(1) An aggregate of $70,000,000 worth of Common Stock was previously registered on a Registration Statement on Form S-1 (Registration No. 333-55819), for which a filing fee of $20,650 was previously paid with such Registration Statement. On July 21, 1998, an additional $5,900 was paid by wire transfer, from which the $3,776 fee for this Registration Statement should be drawn. Accordingly, the Registrant has instructed a bank to transmit a wire transfer to the Securities and Exchange Commission (the "Commission") of the requisite fee, the Registrant will not revoke such instruction, and it has sufficient funds in the relevant account to cover the amount of the registration fee.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of Common Stock of Cyberian Outpost, Inc. contemplated by a Registration Statement on Form S-1, Registration No. 333-55819 (the "Prior Registration Statement"), and is filed solely to increase the aggregate offering price of such offering by $12,800,000. The contents of the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Kent, Connecticut, on July 30, 1998.

                                    CYBERIAN OUTPOST, INC.

                                    By:  /s/  Darryl Peck
                                       ----------------------------
                                       Darryl Peck, President and
                                       Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

    Signatures              Title                                  Date
    ----------              -----                                  ----
/s/  Darryl Peck     President, Chief Executive Officer        July 30, 1998
-------------------  and Director (Principal executive
Darryl Peck          officer)

    *                Executive Vice President and              July 30, 1998
-------------------  Director  (Principal financial and
Katherine N. Vick    accounting officer)

    *                Director                                  July 30, 1998
-------------------
Charles Jackson


      *              Director                                  July 30, 1998
-------------------
Michael Murray


      *              Director                                  July 30, 1998
-------------------
William C. Mulligan


      *              Director                                  July 30, 1998
-------------------
David Yarnell

    * By executing his name hereto, Darryl Peck is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.


By:  /s/  Darryl Peck
   -----------------------
     Darryl Peck
     Attorney-in-Fact

                                 EXHIBIT INDEX

    All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (Registration No. 333-55819) are incorporated by reference into, and shall be deemed a part of, this registration Statement, and the following additional exhibit is filed herewith:

Exhibit
Number       Description
-------      -----------
   5.1       Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             with respect to the legality of securities being registered.
  23.1       Consent and Report on Schedule of KPMG Peat Marwick LLP.
  23.2       Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             (see Exhibit 5.1).
  99.1       Consent of Jupiter Communications
  99.2       Consent of International Data Corporation
  99.3       Consent of Word of Net Promotions